Exhibit 4.g


          COLLATERAL AGREEMENT (Trust _____)


         THIS COLLATERAL AGREEMENT (Trust ____), dated as of March 1, 1994 (this "Agreement"), between First
Security Bank of Utah, National Association, not individually but solely as Owner Trustee (the "Owner
Trustee") and NationsBank of Georgia, National
Association, as Indenture Trustee. Capitalized terms used but not defined herein shall have the respective meanings set forth in or pursuant to Section 1 hereof.

         WHEREAS, pursuant to the Sales Agreement, the Owner Trustee has purchased the Aircraft at the Purchase Price, with the Purchase Price being payable on the Commencement Date by the Owner Trustee.

         WHEREAS, pursuant to the Modification
Agreement, the Owner Trustee has contracted for modification of the Aircraft at the Modification Cost, with the Modification Cost being payable by the Owner
Trustee on the Commencement Date.

         WHEREAS, pursuant to the Parts and Services
Agreement, the Owner Trustee has contracted for certain parts and services relating to the Aircraft at the Parts Cost, with the Parts Cost being payable on the Commencement Date.

         WHEREAS, pursuant to the Agreement to Lease, on the Commencement Date for the Aircraft, the Aircraft is to be leased by the Owner Trustee to Federal Express Corporation (the "Lessee") under the
Lease.

         WHEREAS, pursuant to the Participation
Agreement, on the Closing Date the Owner Trustee intends to issue and deliver to the Indenture Trustee for authentication, and the Indenture Trustee intends to authenticate and deliver to the Pass Through
Trustee, one or more Certificates, the aggregate proceeds of which are to be used, among other things, to finance a portion of the aggregate amount of the Purchase Price, the Modification Cost and the Parts
Cost.

         NOW, THEREFORE, in consideration of the
mutual covenants and agreements set forth herein, and in order to provide additional collateral for the Secured Obligations, the parties hereto agree as follows:

         SECTION 1.  Definitions.  The following terms
shall have the meanings set forth for such terms below. Capitalized terms used but not defined herein shall have the respective meaning set forth in
Schedule II hereto.

         Collateral.  All Liquid Collateral and Demand
Note Collateral.

         Collateral Account. The deposit account established and maintained pursuant to Section 3 hereof.

         Demand Note Collateral. The Demand Notes together with proceeds thereof.

         Demand Note Collateral Account. Any separate account established pursuant to Section 4(b) hereof.

         Eligible Deposit Account.  Either (a) a
segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution with corporate trust powers organized under the laws of the United
States or any state thereof, or the District of Columbia, and whose deposits are insured by the Federal Deposit Insurance Corporation, provided that such institution also must have a combined capital and surplus of at least $100,000,000 and a rating of A or better from the Thomson Bank Watch.

         Eligible Institution.  A depository
institution organized under the laws of the United
States or any one of the states thereof, or the District of Columbia, or any domestic branch of a foreign bank, which in any such case at all times (a) has either (x) a long-term unsecured debt rating of at least Aa2 by Moody's or (y) a short-term certificate of deposit rating of P-1 by Moody's, (b) has either
(x) a long-term unsecured debt rating of a least AA by S&P or (y) a short-term certificate of deposit rating of A-1+ by S&P and (c) is a member of the Federal
Deposit Insurance Corporation.

         Extended Pre-Funding Period. The period from the Scheduled Commencement Date to (and including) the earlier of the Exchange Date and any Pre-Funding
Prepayment Date.

         Liquid Collateral. All amounts deposited from time to time in the Collateral Account and all the products and proceeds of the foregoing, including, but not limited to, all proceeds of the investment or conversion thereof, voluntary or involuntary, into cash, Specified Investments or other property, all rights to payment of any and every kind, and other forms of obligations, and instruments and other property which at any time constitute all or part or are included in the proceeds of any of the foregoing.

         Partial Draw. Any draw under the Letter of Credit contemplated by Section 6(b) or 6(d) hereof.

         Partial Draw Amount.  The amount drawn
pursuant to any Partial Draw.

         Scheduled Pre-Funding Period. The period from the Closing Date to (and including) the Scheduled
Commencement Date.

         Specified Investments.  Any of the following:
(a) direct obligations of the United States of America, and (b) obligations fully guaranteed by the United States of America.

         SECTION 2.  [Intentionally Omitted]

         SECTION 3.  Collateral Account.  (a)
Establishment of the Collateral Account.  The
Indenture Trustee shall establish, or cause to be established, with itself or its designee, in its name as secured party hereunder an Eligible Deposit Account entitled "NationsBank of Georgia, National
Association, as secured party under the Trust
Indenture and Security Agreement (Federal Express
Corporation Trust ______) dated as of March 1, 1994, with the Owner Trustee referred to therein".

         (b)  Maintenance of the Collateral Account.
If at any time the Collateral Account ceases to be an Eligible Deposit Account, the Indenture Trustee shall within 10 Frankfurt Business Days, establish a new
Collateral Account meeting the conditions specified in the definition of Eligible Deposit Account, and shall transfer any cash or any investments in the Collateral
Account to such new Collateral Account.

         (c)  Control of Collateral Account.  The
Indenture Trustee shall have exclusive dominion and control of the Collateral Account and all funds therein, and shall make withdrawals from the Collateral Account only in accordance with this Agreement.

         SECTION 4.  Deposits and Delivery of
Collateral.  (a)  Liquid Collateral.  On the Closing
Date, the Owner Trustee shall deposit, or shall cause the deposit of, the Net Proceeds into the Collateral
Account, and the Indenture Trustee shall notify the Owner Trustee upon receipt thereof.

         (b)  Demand Note Collateral.  On the Closing
Date, the Owner Trustee shall deliver to the Indenture
Trustee the Demand Notes, in suitable form for transfer by delivery, endorsed and assigned serially by each holder thereof to the Indenture Trustee, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Indenture Trustee. Any funds constituting Demand Note Collateral, including any amounts paid pursuant to demands contemplated by
Section 6 hereof, shall be deposited into an Eligible
Deposit Account entitled "Demand Note Collateral
Account, NationsBank of Georgia, National Association, as secured party under the Trust Indenture and Security Agreement (Federal Express Corporation Trust
_____) dated as of March 1, 1994, with the Owner
Trustee referred to therein", to be opened by the Indenture Trustee at the first time of its receipt of any such funds. The Indenture Trustee shall have exclusive dominion and control of any such Demand Note
Collateral Account and funds therein, and shall make withdrawals from such Demand Note Collateral Account only in accordance with this Agreement.

         SECTION 5.  Investment of Funds on Deposit in
the Collateral Account.  (a)  Specified Investments.
Funds deposited in the Collateral Account shall be invested and reinvested by the Indenture Trustee, at the risk of the Owner Trustee, in Specified
Investments selected by the Indenture Trustee in accordance with Section 5(b) below; provided, however, that if Specified Investments meeting the requirements of Section 5(b) below are not available on any day on which funds are to be invested as contemplated by the preceding provisions of this Section 5(a), the Indenture Trustee may leave such funds overnight in the Collateral Account. The Indenture Trustee shall maintain possession of the negotiable instruments or securities, if any, evidencing such Specified
Investments and, in the case of any Specified
Investments in book-entry form, such Specified
Investments shall be credited to an account of the Indenture Trustee or its designee with the applicable clearing agency designated by the Indenture Trustee.
All proceeds of and any income, interest and other payments and distributions on or with respect to any Specified Investments shall be deposited in or credited to the Collateral Account and thereafter shall be held, invested and applied by the Indenture
Trustee in accordance with this Agreement.  The
Indenture Trustee shall notify the Owner Trustee of any losses incurred on Specified Investments in the Collateral Account.

         (b)  Maturity of Specified Investments.  On
the Business Day immediately following the Closing
Date, the Indenture Trustee shall invest the amount deposited in the Collateral Account pursuant to
Section 4(a) hereof in the Specified Investments set forth in Schedule I hereto; provided, however, that if any amount remains on deposit after investment in the Specified Investments set forth in Schedule I hereto, such remaining amount shall be invested in other Specified Investments which mature on or prior to the first Payment Date after the Closing Date. Such
Specified Investments shall be held through maturity, which Specified Investments shall mature on or prior to the Scheduled Commencement Date. Any Specified
Investments made after the Closing Date but during the Scheduled Pre-Funding Period shall mature on or prior to the earliest of the next subsequent Payment Date, any Pre-Funding Prepayment Date and the Scheduled
Commencement Date. Any Specified Investments made on or after the Scheduled Commencement Date but during any Extended Pre-Funding Period shall mature on or prior to (i) if a Commencement Date has been proposed pursuant to a Delivery Notice under Section 3.01 of the Participation Agreement, such proposed
Commencement Date (or if such Commencement Date is postponed pursuant to a Delivery Notice under
Section 3.02 of the Participation Agreement, the rescheduled Commencement Date specified therein), or
(ii) if no such Delivery Notice has been given, the earliest of the next subsequent Payment Date, any Pre-
Funding Prepayment Date and the Cut-off Date.  Any
Specified Investments made on or after the Exchange
Date shall mature on or prior to the next subsequent
Payment Date.

         SECTION 6.  Calculations, Letter of Credit
Draws and Demand Note Collections.  (a)  Scheduled
Pre-Funding Period Debt Service.  No later than
9:00 A.M., New York time, four Frankfurt Business Days prior to each Payment Date during the Scheduled Pre-
Funding Period (except for any such Payment Date on a Pre-Funding Prepayment Date, in which case Section
6(c) hereof shall apply), the Indenture Trustee shall determine the lower of (x) the amount of cash expected to be in the Collateral Account on such Payment Date
(giving effect to any income from or proceeds of any then-existing Specified Investments scheduled to mature prior to such Payment Date) and (y) the excess of the amount of cash expected to be in the Collateral
Account on such Payment Date (giving effect to (1) any income from or proceeds of any then-existing Specified
Investments scheduled to mature on or prior to the Scheduled Commencement Date and (2) any payment to be made on any other Payment Date prior to the Scheduled
Commencement Date) over the Debt Portion.  The
Indenture Trustee shall, at or prior to such time of determination, notify the Owner Trustee of (i) such lower amount of (x) and (y) above and (ii) the aggregate amount of interest due with respect to the Certificates as of such Payment Date. If the amount of clause (ii) above exceeds the amount of clause (i) above, the Indenture Trustee shall demand the amount of such excess pursuant to the Demand Notes.

         (b)  Extended Pre-Funding Period Debt
Service.  No later than 9:00 A.M., New York time, four
Frankfurt Business Days prior to each Payment Date during any Extended Pre-Funding Period (except for any such Payment Date on a Pre-Funding Prepayment Date, in which case Section 6(c) hereof shall apply), the Indenture Trustee shall determine the excess of the amount of cash expected to be in the Collateral
Account on such Payment Date (giving effect to any income from or proceeds of any then-existing Specified
Investments scheduled to mature on or prior to such Payment Date) over the Debt Portion. The Indenture
Trustee shall, at such time of determination, notify the Owner Trustee of (i) such excess of the expected amount over the Debt Portion and (ii) the aggregate amount of interest and any Sinking Fund Redemption
Price due with respect to the Certificates as of such Payment Date. If the amount of clause (ii) above exceeds the amount of clause (i) above (any such excess, the "Debt Service Shortfall"), the Indenture
Trustee shall draw the amount of the Debt Service
Shortfall pursuant to the Letter of Credit. If the Debt Service Shortfall exceeds the amount then available under the Letter of Credit, the Indenture
Trustee shall demand, pursuant to the Demand Notes, the amount of such excess. For the purposes of the first sentence of this Section 6(b), a Payment Date shall be considered to be "during any Extended Pre-
Funding Period" if (x) it is to occur after the Scheduled Commencement Date but before the Cut-off
Date and (y) the Exchange Date has not occurred prior to the date that the determination referred to in such sentence would otherwise be required.

         (c)  Pre-Funding Period Prepayments.  No
later than 9:00 A.M., New York time, four Frankfurt
Business Days prior to the date of any prepayment of the Certificates required pursuant to
Section 6.02(a)(vi) of the Indenture (a "Pre-Funding
Prepayment Date"), the Indenture Trustee shall determine the amount of cash expected to be in the Collateral Account on such Pre-Funding Prepayment Date
(giving effect to any income from or proceeds of any then-existing Specified Investments scheduled to mature on or prior to such Pre-Funding Prepayment
Date). The Indenture Trustee shall, at or prior to such time of determination, notify the Owner Trustee of (i) such expected amount and (ii) the aggregate
Prepayment Price due with respect to the Certificates as of such Pre-Funding Prepayment Date. If the amount of clause (ii) above exceeds the amount of clause (i) above (any such excess, the "Prepayment Shortfall"), the Indenture Trustee shall draw the amount of the Prepayment Shortfall pursuant to the Letter of Credit.
If the Prepayment Shortfall exceeds the amount then available under the Letter of Credit, the Indenture
Trustee shall demand, pursuant to the Demand Notes, the amount of such excess.

         (d)  Debt Service on the First Payment Date
after the Exchange Date.  No later than 9:00 A.M., New
York time, four Frankfurt Business Days prior to the first Payment Date occurring after the Exchange Date
(unless Section 6(b) hereof shall be applicable to such Payment Date), the Indenture Trustee shall determine the amount of cash expected to be in the Collateral Account on such Payment Date (giving effect to any income from or proceeds of any then-existing
Specified Investments scheduled to mature on or prior to such Payment Date). The Indenture Trustee shall, at or prior to such time of determination, notify the Owner Trustee of (i) such expected amount of cash and
(ii) the excess of (A) the sum of the interest and any Sinking Fund Redemption Price due with respect to the Certificates as of such Payment Date over (B) the amount of Basic Rent due from the Lessee on such Payment Date pursuant to the Lease. If the amount of clause (ii) above exceeds the amount of clause (i) above (any such excess, the "Accrued Shortfall"), the Indenture Trustee shall draw the amount of the Accrued
Shortfall pursuant to the Letter of Credit.

         SECTION 7.  Withdrawals and Certificate
Payments; Release of Debt Portion.  (a)  Scheduled
Pre-Funding Period Debt Service.  No later than 11:00
A.M., New York time, on each Payment Date as to which
Section 6(a) hereof shall be applicable, the Indenture
Trustee shall withdraw from the Demand Note Collateral
Account (to the extent of any demand made pursuant to the last sentence of Section 6(a) hereof) and then from the Collateral Account, and shall pay to the Holders in accordance with Section 5.01(b) of the Indenture, an amount equal to the aggregate amount of interest then due with respect to the Certificates.

         (b)  Extended Pre-Funding Period Debt
Service. No later than 11:00 A.M., New York time, on each Payment Date as to which Section 6(b) hereof shall be applicable, the Indenture Trustee (i) shall pay to the Holders in accordance with Section 5.01(b) of the Indenture any Partial Draw Amount received by the Indenture Trustee pursuant to a Partial Draw under
Section 6(b) hereof relating to such Payment Date and
(ii) shall withdraw from the Demand Note Collateral
Account (to the extent of any demand made pursuant to the penultimate sentence of Section 6(b) hereof) and then from the Collateral Account, and shall pay to the Holders in accordance with Section 5.01(b) of the Indenture, an amount equal to the excess of (A) the aggregate amount of interest and any Sinking Fund
Redemption Price then due with respect to the Certificates over (B) such Partial Draw Amount.

         (c)  Pre-Funding Period Prepayments.  No
later than 11:00 A.M., New York time, on any Pre-
Funding Prepayment Date, the Indenture Trustee
(i) shall pay to the Holders in accordance with the last sentence of Section 5.02(a) of the Indenture any amount received by the Indenture Trustee pursuant to a draw under the Letter of Credit pursuant to
Section 6(c) hereof and (ii) shall withdraw from the Demand Note Collateral Account (to the extent of any demand made pursuant to the last sentence of
Section 6(c) hereof) and then from the Collateral
Account, and shall pay to the Holders in accordance with the last sentence of Section 5.02(a) of the Indenture, an amount equal to the excess of (A) the aggregate Prepayment Price then due with respect to the Certificates over (B) such amount received pursuant to such draw under the Letter of Credit.

         (d)  Payments after the Exchange Date.  No
later than 11:00 A.M., New York time, on any Payment
Date as to which Section 6(d) hereof shall be applicable, the Indenture Trustee (i) shall pay to the Holders in accordance with Section 5.01(b) of the Indenture, any Partial Draw Amount pursuant to a Partial Draw under Section 6(d) hereof and (ii) shall withdraw from the Demand Note Collateral Account (to the extent of any demand made pursuant to the last sentence of Section 6(d) hereof) and then from the Collateral Account, and shall pay to the Holders in accordance with Section 5.01(b) of the Indenture, an amount equal to the excess of (i) the aggregate amount of interest and any Sinking Fund Redemption Price then due with respect to the Certificates over (ii) any Basic Rent then due from the Lessee pursuant to the Lease and such Partial Draw Amount.

         (e)  Release of Debt Portion on Exchange
Date. Subject to the satisfaction or waiver of the conditions precedent to commencement of the Lease or to the Indenture Trustee's obligations set forth in
Section 4 of the Agreement to Lease and Sections 4.02 and 4.03, as the case may be, of the Participation
Agreement (such satisfaction or waiver to be confirmed by a certificate of the Owner Participant), on the Exchange Date the Indenture Trustee shall release from the Collateral Account (i) any Demand Note Collateral then held by the Indenture Trustee and (ii) an amount of Liquid Collateral equal to the lesser of (A) the Debt Portion and (B) the amount actually in the Collateral Account on the Exchange Date. Such amount so released pursuant to clause (ii) above shall be used to finance a portion of the Purchase Price, the Modification Cost (or such greater amount as is then payable by the Owner Trustee with respect to the Aircraft pursuant to the Modification Agreement) and the Parts Cost payable by the Owner Trustee as contemplated by Section 3.03(ii) of the Participation
Agreement.

         SECTION 8.  Representations, Warranties and
Agreements of the Owner Trustee. (a) Representations and Warranties. The Owner Trustee represents and warrants that:

             (i)  except for the interests granted
         hereby, the Owner Trustee is the owner and holder of the Collateral free from any claim, security interest, encumbrance, lien, charge, or other right, title or interest of any person; the Owner Trustee has full power and lawful authority to enter into this Agreement and to grant, transfer, pledge and assign the Collateral to the Indenture Trustee and to grant to the Indenture Trustee a first and prior security interest therein as herein provided, all of which have been duly authorized by all necessary action; and

             (ii)  the Owner Trustee has not
         heretofore pledged or signed any financing statement or security agreement (other than the Indenture) which covers any of the Collateral.

         (b)  Further Assurances.  The Owner Trustee
shall, at its own expense, take such actions and execute such other writings as may be necessary or as reasonably requested by the Indenture Trustee to establish or perfect the security interest created or purported to be created by the Indenture in the Collateral and to assist the Indenture Trustee's realization thereon. In the event of any default in any execution by the Owner Trustee pursuant hereto, the Indenture Trustee is authorized to execute any writings as the Owner Trustee's agent and attorney-in-fact. The Owner Trustee will not enter into or execute any security agreement or any financing statement covering the Collateral, other than those in favor of the Indenture Trustee under the Indenture.

         (c)  Expenses.  In the event the Indenture
Trustee shall incur or pay any taxes, assessments, interests, costs, penalties or expenses incident to or in connection with the holding, collection or protection of the Collateral, or with the enforcement of any obligation of the Owner Trustee hereunder, the Owner Trustee shall pay to the Indenture Trustee the full amount thereof upon demand, and so long as the Indenture Trustee shall be entitled to any such payment, this Agreement shall operate as security therefor.

         SECTION 9.  Rights and Remedies of the
Indenture Trustee Upon Default. If an Indenture Event of Default shall have occurred and shall be continuing, or if the Owner Trustee shall have defaulted in its obligation to pay any outstanding
Secured Obligation, the Indenture Trustee may exercise any of the rights or remedies with respect to the Collateral set forth in the Indenture.

         SECTION 10.  Standard of Care.  The Indenture
Trustee may execute any of its duties hereunder by or through agents or employees and shall be entitled to retain or rely upon experts and to act in reliance upon the advice of such experts concerning all matters pertaining to the agencies hereby created and its duties hereunder, and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such experts.
The Indenture Trustee shall not be liable to the Owner
Trustee for any error of judgment or for any action taken or omitted to be taken by it hereunder, or in connection herewith, except for its own gross negligence or willful misconduct; nor shall the Indenture Trustee be responsible for the Specified
Investments (or any part thereof) or the performance thereof, except for its own gross negligence or willful misconduct. The Indenture Trustee shall be entitled to rely on any communication, instrument, paper or other document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons. The Indenture Trustee shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral if the Collateral is accorded treatment substantially equal to that which the Indenture Trustee accords its own property.

         SECTION 11.  Termination.  This Agreement and
the security interests created with respect to the Collateral under the Indenture shall terminate upon the earlier of (i) the payment in full of all Secured
Obligations and (ii) the Frankfurt Business Day after the first Payment Date after the Exchange Date, at which time the Indenture Trustee shall execute and deliver to the Owner Trustee all documents which the Owner Trustee shall reasonably request to evidence termination of such security interest and shall return physical possession of any Collateral then held by the Indenture Trustee to the Owner Trustee.

         SECTION 12.  Miscellaneous.  (a)  Capacity in
Which Acting.  Each of First Security Bank of Utah,
National Association (or its permitted successors or assigns) and the Indenture Trustee acts hereunder not in its individual capacity but solely as trustee except as expressly provided herein and in the other
Operative Documents.

         (b)  Notices.  Unless otherwise expressly
specified or permitted by the terms hereof, all notices, requests, demands, authorizations, directions, consents, waivers or documents provided or permitted by this Agreement to be made, given, furnished or filed shall be in writing and sent as required pursuant to the Indenture, and shall be effective as of the time specified therein.

         (c)  Severability.  Any provision of this
Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         (d)  No Oral Modifications or Continuing
Waivers. No terms or provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party or other person against whom enforcement of the change, waiver, discharge or termination is sought and by any other party required to consent thereto pursuant to Section 8.01 of the Indenture; and any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

         (e)  Successors and Assigns.  All covenants
and agreements contained herein shall be binding upon, and inure to the benefit of, each of the parties hereto and the successors and permitted assigns of each, all as herein provided. This Agreement and the Collateral shall not be affected by any amendment or supplement to the Trust Agreement or by any other action taken under or in respect of the Trust
Agreement, except that each reference in this Agreement to the Trust Agreement shall mean the Trust
Agreement as amended and supplemented from time to time to the extent permitted thereby and by the Indenture.

         (f)  Headings.  The headings of the various
Articles and Sections herein are for the convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         (g)  Governing Law; Counterpart Form.  THIS
AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND
CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF
NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION,
VALIDITY AND PERFORMANCE. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed this ___ day of March, 1994 by their respective officers thereunto duly authorized and acknowledge that this Indenture has been made and delivered in the City of New York, and this Agreement shall be effective only upon such execution and delivery.


                      FIRST SECURITY BANK OF UTAH,
                           NATIONAL ASSOCIATION,
                           not in its individual
                           capacity, except as
                           otherwise expressly
                           provided herein, but solely
                           as Owner Trustee



                      By: ______________________________
                          Title:



                      NATIONSBANK OF GEORGIA,
                           NATIONAL ASSOCIATION,
                           not in its individual
                           capacity, except as
                           otherwise expressly
                           provided herein, but solely
                           as Indenture Trustee



                      By: ______________________________
                          Title:




                      SCHEDULE I

     [Specified Investments on the Closing Date]